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EXHIBIT 99.1

COMMERCIAL BANKSHARES, INC.
REPORTS FIRST QUARTER EARNINGS

Miami-based Commercial Bankshares, Inc. (Nasdaq: CLBK), parent of Commercial Bank of Florida, today reported first quarter 2006 earnings of $3.05 million, a 5% increase over 2005 first quarter earnings of $2.91 million. Diluted earnings per share were $.49 for 2006, as compared to $.46 for the same quarter in 2005. The first quarter earnings represented a 1.22% annualized return on average assets and a 15.04% annualized return on average equity.

The loan portfolio showed outstanding growth, closing the quarter at $549 million, a 19% increase from the 2005 first quarter closing balance of $460 million. The allowance for loan losses closed the quarter at $5.5 million, or .99% of total loans. Asset quality remained strong, with no non-performing assets as of March 31, 2006.

Total deposits increased 10%, closing the quarter at $861 million, as compared to $782 million one year ago. Total assets increased 13% to close the quarter at $1.05 billion, as compared to $933 million one year ago. Leverage capital, tier 1 risk-based capital and total risk-based capital ratios of 7.75%, 12.38% and 13.60%, respectively, continued to exceed regulatory requirements.

“The quarter was highlighted with exceptional loan growth, superior asset quality and solid deposit growth,” said Joseph W. Armaly, Chairman and Chief Executive Officer. “We will work diligently to continue this positive growth trend, both at current locations and through expansion should favorable opportunities arise.”

First quarter tax-equivalent net interest income increased to $8.9 million, a 6% increase over the $8.4 million earned in the first quarter of 2005. The increase was due to an increase in average earning assets of $119 million, partially offset by a lower net interest yield. The tax-equivalent net interest yield decreased to 3.72% for the first quarter of 2006, from 4.00% for the same period in 2005. The decrease in the net interest yield was the result of the bank’s liability-sensitive balance sheet in a rising rates environment.

The Company’s first quarter cash dividend declared rose 18% in 2006 to $.20 per share, as compared to $.17 per share in 2005. The Company’s sound capital position and solid earnings supported the increased dividend.

COMMERCIAL BANKSHARES, INC. Selected Financial Data (Dollars in thousands except share information) (Unaudited)
	For the Quarter Ended March 31,

Financial Highlights:	2006	2005
Net income	$3,054	$2,913
Net interest income	$8,612	$8,090
Net interest income (FTE)(1)	$8,868	$8,371
Earnings per common share:
Basic	$.51	$.49
Diluted	$.49	$.46
Return on average assets	1.22%	1.32%
Return on average equity	15.04%	15.60%
Net interest yield (FTE)(1)	3.72%	4.00%
Non-interest income	$651	$675
Security gains, net	$44	$0
Non-interest expense	$4,524	$4,339
Provision (credit) for loan losses	$110	$20
Net charge-offs (recoveries)	$7	$(2)
Weighted average shares:
Basic	6,021	5,951
Diluted	6,286	6,333
(1) Calculated on a fully tax-equivalent basis

Selected Balance Sheet Data:	3/31/2006	3/31/2005
Assets	$1,046,602	$933,342
Investment securities avail. for sale	$238,844	$192,689
Investment securities held to maturity	$149,887	$151,023
Loans, net	$548,732	$459,588
Deposits	$860,749	$782,029
Stockholders’ equity	$83,154	$75,994
Capital ratios:
Leverage	7.75%	7.73%
Tier 1	12.38%	12.90%
Tier 2	13.60%	14.17%
Book value per common share	$13.76	$12.74
Shares outstanding	6,045	5,963

Asset Quality:
Allowance for loan losses	$5,505	$4,773
Non-performing assets	$-	$331
Allowance/total loans	.99%	1.03%
Allowance/non-performing assets	n/a	1,442%
Non-performing assets/assets	0%	0.04%

Quarterly Averages:
Earning assets	$967,907	$848,970
Loans	$530,744	$464,813
Deposits	$843,860	$749,066
Stockholders’ equity	$82,361	$75,721

Commercial Bankshares, Inc. is the parent company of Commercial Bank of Florida, a state-chartered, FDIC-insured Federal Reserve member bank with $1.04 billion in assets. The Bank operates 14 branches in Miami-Dade and Broward Counties, Florida. The Company's stock is traded on NASDAQ under the symbol CLBK. The Bank’s web site is www.commercialbankfl.com

Statements contained in this release, which are not historical facts, may be considered forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include without limitation the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, changes in the interest rates, the effects of competition, and other factors that could cause actual results to differ materially as discussed further in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Barbara E. Reed, Senior Vice President and CFO
Commercial Bankshares, Inc. (305) 267-1200